EXHIBIT 2.1

(Execution Version)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into __09/20/2024_ to be effective October 1, 2024 (“Effective Date”) by and between EASTERN STANDARD, LLC (“Seller”), a Pennsylvania limited liability company, Mark Gisi, James Keller and Vincent Giordano (each an “Owner” and collectively “Owners”), EASTERN STANDARD LLC (“Buyer”), a Delaware limited liability company and ONFOLIO HOLDINGS, INC (“Holdings”). Seller, Owners, Buyer and Holdings are each referred herein to as a “Party” and, collectively, as the “Parties”.

WHEREAS, Seller is engaged in the business of UX design, website design and development (including but not limited to WordPress design and development, Drupal design and development and React design and development), CMS implementation, content strategy, audience research, brand identity and campaigns, copyrighting and content creation, email marketing, SEO and website link building services, website analytics, support, maintenance, compliance and optimization (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all of Seller’s assets, subject to the terms and conditions set forth herein;

WHEREAS, pursuant to this Agreement, and the Rollover Agreement, as applicable, Seller desires to (i) contribute an undivided interest in a portion of the Acquired Assets (the “Rollover Assets”) to Buyer, and (ii) sell the remaining Acquired Assets (the “Purchased Assets”) to Buyer, in each case on the terms and subject to the conditions set forth herein and therein;

WHEREAS, Owners own all of the outstanding equity of Seller and desires, and will gain good and valuable consideration from, Seller entering into the transactions contemplated hereunder.

NOW, THEREFORE, in consideration of the covenants and mutual agreement hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

I. TERMS OF AGREEMENT

1.1 Assets to be Sold by the Seller.  On the terms of this Agreement and the Rollover Agreement, as applicable, Buyer hereby purchases from Seller the Purchased Assets, and Buyer will accept from Seller the Rollover Assets, and Seller hereby sells to Buyer the Purchased Assets and will contribute to Buyer the Rollover Assets. Together, the Purchased Assets and Rollover Assets represent all, but not less than all, of the assets, properties, and rights of every kind and nature related to the Business, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (collectively, the "Acquired Assets"), including without limitation, the following:

(a) The domain name easternstandard.com (“Domain Name”);

(b) All content (“Content”) on easternstandard.com (“Website”);

(c) The trademark “EASTERN STANDARD”, registration number 4691494 (“Trademark”);

(d) The stylized logo set forth in Schedule 1.1(d) (“Stylized Marks”);

(e) All works-in-progress set forth on Schedule 1.1(e) (“Works-in-Progress”);

(f) All cash and cash equivalents held by Seller for works not yet performed under Works-in-Progress, as identified on Schedule 1.1(f) (“WIP Cash”)

(g) All Business Intellectual Property, including but not limited to the Website, Content, and Trademark;

(i) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, brands, logos, trade dress and trade names, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, copyrightable works and works of authorship, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential or proprietary information or know-how; (iv) patents and patent applications; (v) websites, internet domain names, social media accounts or user names/handles, social media pages, affiliate program accounts, and all content and data thereon or relating thereto, including, but not limited to, image files and raw files, banners, product images, and logos; (vi) computer programs and software, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other related documentation; (vii) data, databases and email lists; (vii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing) and (viii) any and all goodwill associated or existing in connection with the foregoing.

(h) The accounts (“Accounts”) and other intangible assets set forth on Schedule 1.1(h) attached hereto and made a part hereof;

(i) All Assumed Contracts (as defined below) and all rights under the Assumed Contracts;

(j) All equipment used to conduct the Business;

(k) All transferrable permits, licenses, approvals, consents, registrations and authorizations;

(l) All phone numbers, email and physical address lists and databases related to or used in the Business;

(m) All prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees; and

(n) Any and all goodwill associated with the Acquired Assets and Business.

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1.2 Excluded Assets. Excluded from the assets to be sold to Buyer are those items set forth on Schedule 1.2 (“Excluded Assets”).

1.3 Liabilities Not Assumed. As of the Closing, Buyer agrees to assume, pay or discharge when due only the obligations after the Closing under Assumed Contracts (such obligations, the “Assumed Liabilities”). Except for Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created (“Excluded Liabilities”).

1.4 Purchase Price. In connection with the Closing, in full consideration (along with the assumption of Assumed Liabilities) of the sale, conveyance, transfer contribution, assignment and delivery of the Acquired Assets, free and clear of all claims, liens, pledges, encumbrances, mortgages, charges, security interest, options, rights, restrictions or any other interests or imperfections of title whatsoever to Buyer, Seller shall receive aggregate consideration of $2,160,000.00 (in addition to the transfer and assignment of the Rollover Amount (collectively, “Purchase Price”), payable as follows:

(a) From Buyer, for the Acquired Assets, $500,000 (“Closing Cash”) shall be deposited with Friedman Schuman, P.C., 275 Commerce Drive, Suite 210, Fort Washington, PA 19034 (“Escrow Agent”) at the signing of this Agreement;

(b) From Buyer, also for the Acquired Assets, $400,000 via a promissory note in favor of Seller with an interest at 8% per annum providing for interest only payments with a balloon payment of principal and interest at the end of one hundred twenty (120) days (“Short Term Promissory Note”);

(c) From Buyer, also for the Acquired Assets, $850,000 via a promissory note in favor of Seller with an interest at 8% per annum providing for interest only payments with a balloon payment of principal and interest at the end of two (2) years (“Promissory Note”).

(d) From Holdings, the Guaranty Agreement (“Guaranty Agreement”), to secure the payment of Buyer pursuant to the Short Term Promissory Note, the Promissory Note and the other obligations of Holdings and Buyer under this Agreement.

(e) From Holdings, also for the Acquired Assets, 16,400 Series A Preferred Shares of Holdings (“Holdings Preferred Shares”), issued at Closing.

(f) From Buyer, for the Rollover Assets, transfer and assignment of equity interests in Buyer (“Rollover Equity”) with a value equal to $240,000 (the “Rollover Amount”).

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1.5 Third Party Consents. To the extent that Seller’s rights under any Acquired Asset may not be assigned by Buyer without the consent of another party which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Acquired Assets in questions so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted under law and the Acquired Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Acquired Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

1.6 Allocation of Purchase Price. After the Closing, Buyer shall prepare an allocation of the Purchase Price among the Acquired Assets as of the Closing Date in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, which allocation shall be binding on the Seller. Buyer and Seller shall, to the extent required, file all tax returns and like items (including IRS Form 8594) in a manner that is consistent with the Purchase Price allocations as determined pursuant to this Section 1.6.

II. REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller and the Owners jointly and severally represent and warrant to Buyer:

2.1 Organization and Power; Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Pennsylvania. Seller possesses all requisite authority necessary to carry on the Business as presently conducted. Seller has all necessary right, power and authorization to sign and perform all obligations under this Agreement.

2.2 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires Seller to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under (a) any agreement or commitment to which Seller is bound, (b) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of Seller, or (c) any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute or law applicable to Seller.

2.3 Taxes. Seller has duly filed all tax reports and returns which are required to be filed by Seller. Seller has fully paid or provided for all taxes, charges, interest and penalties due or claimed to be due with respect to Seller by all taxing authorities. There are no tax liens upon any of the Acquired Assets and there are no unpaid taxes which are or could become a lien on the Acquired Assets. There are no ongoing audits of any tax returns filed by Seller.

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2.4 Title; Sufficiency of Assets. Seller has good and marketable title to all of the Acquired Assets, free and clear of all liens, mortgages, pledges, encumbrances, security interests, conditional sales agreements, or charges of any kind or character. The Acquired Assets constitute all the assets used in the operation of the Business and are sufficient for Buyer to operate the Business in the manner it was conducted prior to Closing.

2.5 Website. Seller has exclusive ownership of the Domain Name and Website and there are no current disputes or to the best of the Seller’s knowledge threats of disputes with any third party over the proprietary rights to the Website or any of the Content.

2.6 Intellectual Property. The Seller owns or has the right to use all Intellectual Property necessary or prudent for the operation of the Business as presently conducted. Each item of Intellectual Property owned, licensed or used by the Seller and/or Business immediately prior to the Closing (“Business Intellectual Property”) will be owned, licensed or available for use by the Buyer on identical terms and conditions immediately following the Closing. Schedule 2.6 sets forth each item of Business Intellectual Property that any party other than Seller owns and that Seller uses pursuant to license, agreement or permission. All active registrations relating to Seller’s trademarks are in good standing, valid, subsisting and in full force and effect in accordance with their terms. To the best of the Seller’s knowledge, none of the Business Intellectual Property used in the Business is being infringed or otherwise violated by any person or entity. There is no litigation, proceeding, or any claim pending or threatened against the Seller concerning any of the Business Intellectual Property. Conduct of the Business as currently and formerly conducted, including the use of the Business Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any third party. No portion of the Business Intellectual Property uses, calls, incorporates, interacts with, is a derivative of, or has embedded in it any source, object or other software code that is subject to an “open source,” “copyleft,” or other similar type of license (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Reciprocal Public License, Academic Free License, Common Public Attribution License, Public Domain licenses and the like) (each an “Open Source License”) in a manner that (i) requires Seller to disclose to any third party any source code of Seller; (ii) requires Seller to license a third party to create any derivative work based on any part of the Business Intellectual Property; (iii) requires Seller to license a third party to distribute or redistribute any part of the Business Intellectual Property; or (iv) requires the grant of any patent rights. The Seller have complied with all contractual obligations to display any attribution or proprietary rights notices of the licensor for any software licensed under an Open Source License or other third party software that is used in, called by, interacts with, or incorporated into any part of the Business Intellectual Property.

2.7 Data Privacy. True and correct copies of the current and all prior privacy policies of the Business have been provided to Buyer (the “Privacy Policies”). The Privacy Policies comply with all applicable laws and the Seller has at all times made all disclosures to users or customers required by applicable law, and none of such disclosures made or contained in any such privacy policy or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable law. The Seller has not collected, retained, or used any Personally Identifiable Information other than as permitted by all applicable laws and regulations. The collection, use, transfer, import, export, storage, disposal, and disclosure by Seller of Personally Identifiable Information, or other information relating to persons protected by law, has not violated any applicable law relating to data collection, use, privacy, or protection (including any requirement arising under any law and its foreign counterparts) (collectively, “Data Laws”). To the best of Seller’s knowledge, Seller has at all times complied with, and are presently in compliance with, its Privacy Policies, which policies comply in all material respects with all Data Laws, and Seller has at all times complied with, and is presently in compliance with the Privacy Policies of third parties that are applicable to it. The transactions contemplated by this Agreement will not result in the violation of any Data Laws, or the Privacy Policies or other applicable law. There is no action against or threatened against Seller by any governmental authority or by any person respecting the collection, use, transfer, import, export, storage, disposal, and disclosure of personal information by any person in connection with the Seller, and there have been no security breaches compromising the confidentiality or integrity of such personal information.

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2.8 Contracts. Schedule 2.8(a) contains a complete and current list of (x) all contracts with the current customers of the Seller and (y) all contracts for current vendors or suppliers to the Seller which are to be assigned to the Buyer (collectively, the “Assumed Contracts”). Seller has provided Buyer with true and complete copies of each Assumed Contract.

(a) Schedule 2.8(b) contains a list of vendors and suppliers who have contracts with the Seller which are not being assigned to the Buyer and contains a list of certain other contracts that are not being assigned to the Buyer. The contracts with such vendors and suppliers, the contracts with all former customers, and any contracts included in the Excluded Assets together constitute the “Non-Assumed Contracts.”

(b) The Assumed Contracts and Non-Assumed Contracts (collectively, the “Contracts”) constitute, as of the Closing Date, all of the contracts and agreements (x) by which any of the Acquired Assets are bound or affected or (y) which Seller is a party to or by which it is bound in connection with the Business or Acquired Assets.

(c) Except as disclosed on Schedule 1.5, to Seller’s knowledge, no event has occurred, or circumstances exist which, with the delivery of notice, passage of time, or both, would constitute a material breach or default under the Assumed Contracts. Each of the Assumed Contracts are valid, binding, and enforceable, with no defenses or offset rights of the contract/agreement party known to the Seller as to payment in full of any amounts owed to Seller. The Seller has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Assumed Contract as are required thereunder in connection with the Closing, or for any such Assumed Contract to remain in full force and effect without limitation, modification or alteration after the Closing.

2.9 Litigation. Except as referenced on Schedule 2.9, there is no action, suit, investigation or other proceeding pending or, to the knowledge of the Seller, threatened against or involving Seller, the Business or the Acquired Assets before any court, administrative agency or other governmental or arbitral body; furthermore, the Seller has not previously been a party, or threatened to become a party, to any such action, suit, investigation or other proceeding and Seller does not know of any material basis for any such action, suit, investigation or other proceeding. No unsatisfied judgment, order, writ, injunction, decree or assessment or other command of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality has been entered against or served upon Seller. There is no action, proceeding or investigation pending, or to the knowledge of the Seller, threatened, which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby. The Seller is not aware of any violation, and has received no notice of any violation of any, federal, state, foreign or local statute, law, ordinance, rule, regulation, order or directive with respect to the employment of individuals by, or the employment practices of the Seller.

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2.10 Capitalization. Owners own one hundred percent (100.0%) of the outstanding membership interest of Seller.

2.11 Financial Statements. Seller has delivered true and correct statements of cash flows, income and balance sheets for itself. Said financial statements present fairly the assets, liabilities and financial condition of Seller as of such dates and the results of operations of Seller for such period as they are applicable to. Said financial statements are consistent with the books and records of Seller. In addition to the foregoing, all other financial information concerning the Business that Seller has provided to Buyer is true and correct in all material respects.

2.12 Legal Compliance. Seller has complied, and is now complying, with all laws and regulations (federal, state, local or otherwise) applicable to the Business or the ownership and use of the Acquired Assets.

2.13 Employees; Independent Contractors; Employee Benefits. The Business is, and for the past three (3) years has been in compliance in all material respects with all applicable laws, contracts, policies, programs and plans relating to labor, employment and employment practices. The Business is not delinquent in the payment of and has not otherwise failed to pay any wages, salaries, commission, bonuses, wage premiums, overtime, accrued but unused vacation or other paid time off, fees, or other compensation due and owing to any current or former employee or independent contractor. The Business is and has been in compliance with all laws and all guidance and recommendations by governmental authorities. Schedule 2.13 sets forth the names of each employee of the Seller and independent contractor providing services to the Seller as of the Effective Date, as well as true, complete and correct copies of all written agreements (or true, correct and complete written summaries of oral agreements) with each such employee and independent contractor that relate to compensation for services rendered, bonus arrangements, severance obligations and deferred compensation, and accrued but unused PTO days and there are no other agreements with respect to any employee or independent contractor relating to the provision of services for the Seller. Also listed on Schedule 2.13 is each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller has, may have or may reasonably be expected to have, any liability (“Benefit Plans”). Seller has provided accurate, current and complete copies of all Benefit Plans. As of the Closing Date, Seller has paid to each employee all accrued but unused vacation through the Closing Date and has paid all amounts due and owing to all independent contractors.

2.14 Material Adverse Effect. As of the Effective Date, there has been no Material Adverse Effect. “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Acquired Assets; (c) the ability of Seller to consummate the transactions contemplated hereunder on a timely basis, or (d) the ability of Buyer to continue the operation of the Business in the ordinary course following the Closing.

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2.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Seller or Owners.

2.16 Relationships with Customers. The Seller has good relationships with its customers, and to the best of the Seller’s knowledge, the Seller does not know of any current problem with any customer and does not have current information about any customer upon which the Seller could anticipate a termination of services with such customer. Schedule 2.16 lists each client who has paid aggregate consideration to Seller for services rendered in an amount greater than or equal to $1,000 for each of the two most recent fiscal years) and the amount of consideration paid by each such client.

2.17 Works-in-Progress. Except for the outstanding work to be performed on Works-in-Progress identified on schedule 1.1(e) (“Outstanding Work”), there is not outstanding work on the Works-in-Progress. Except for the WIP Cash, no monies have been collected representing payment for Outstanding Work. All worked performed as of the Closing on Works-in-Progress has been done in a skillful, diligent and workmanlike manner.

2.18 Full Disclosure. Seller and Owners have not withheld from Buyer any material facts relating to the assets, properties, Liabilities, business operations, financial conditions, results of operations or prospects of the Business. None of the representations and warranties in this Agreement and none of the information contained in any instrument delivered in connection with the transactions contemplated hereunder contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading.

III. REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer and Holdings jointly and severally represent and warrant to the Seller as follows:

3.1 Organization. The Buyer is a limited liability company validly existing under the laws of the State of Delaware. Holdings is a corporation validly existing under the laws of the State of Delaware. Buyer and Holdings each possesses all requisite authority necessary to carry its respective business as presently conducted, and each has all necessary right, power and authorization to sign and perform all obligations under this Agreement.

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3.2 Legal, Valid and Binding Agreement. All action of the Buyer and Holdings necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant thereto and to consummate the transactions contemplated hereby has been properly taken. Upon execution and delivery, this Agreement will constitute a legal, valid and binding agreement of the Buyer and Holdings.

3.3 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires the Buyer or Holdings to obtain any consent, authorization or approval or registration under or gives any person the right to accelerate the performance of any obligation under: (a) any term or provision of the Certificate of Formation or the Operating Agreement of the Buyer; (b) any term or provision of the Articles of Incorporation or bylaws of Holdings; (c) any agreement or commitment to which the Buyer or Holdings is bound; (d) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of the Buyer or Holdings; or (e) any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute or law applicable to the Buyer or Holdings.

3.4 Holdings Preferred Shares. The Holdings Preferred Shares to be issued to Seller under this Agreement, as of the Closing, will be duly authorized and validly issued. The terms of the Series A Preferred stock, as described in Holding’s Amended and Restated Certificate of Incorporation, have not been modified, and are subject to the terms and conditions of the Certificate of Designation of Series A Preferred Stock attached hereto as Schedule 3.4. Taking into account the Holdings Preferred Shares to be issued by Holdings to Seller at Closing under this Agreement, there will be a total of 142,060 shares of Series A Preferred stock issued as of June 30, 2024.

3.5 Material Adverse Effect. As of the Effective Date, there has been no Material Adverse Effect. “Material Adverse Effect” for this Section 3.5 means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of Holdings; (b) the value of the Holdings Preferred Shares or the Rollover Amount; (c) the ability of Seller or Holdings to consummate the transactions contemplated hereunder on a timely basis; or (d) the ability of Holdings to continue its business in the ordinary course following the Closing.

IV. CLOSING

4.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by means of the following (completed in the following order and promptly in succession to one another): (1) electronic exchange of Closing Deliverables, (2) delivery of the Closing Cash to Escrow Agent by Buyer, (3) receipt by Seller of the signed release and settlement agreement between Seller, David Wolf, an individual, and Owners, which litigation is referenced in Section 2.9 herein, (4) completion of the Migration Process, (5) the release of the Closing Cash by Escrow Agent to Seller less the Bank Debt (“Net Closing Cash”), (6) payment of the Bank Debt by Escrow Agent. The Closing shall be deemed effective as of 12:01 A.M. Eastern Time on the later of the (i) Effective Date or (ii) date that the final satisfaction of items (1)-(6) set forth above (“Closing Date”), subject to termination that can occur during the Migration Process or as set forth in Section 4.1(a) below. Buyer shall be granted full possession and title to the Acquired Assets as of the Closing Date. As of the Effective Date, all expenses of the Business shall be paid by the Buyer and all revenues of the Business shall be paid to the Buyer.

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(a) Settlement of Litigation. In the event Seller fails to obtain the signed release and settlement agreement between Seller, David Wolf, an individual, and Owners, which litigation is referenced in Section 2.9 herein, in the form set forth hereto as Exhibit A, on or before September 27, 2024, Seller or Buyer may terminate this Agreement by written notice to the other party in which event the Escrow Agent will return all monies in escrow to Buyer and the parties will have no further obligations to each other.

4.2 Migration Process.

(a) After (i) the exchange of executed Closing Deliverables, and (ii) Escrow Agent’s written confirmation of receipt of the Closing Cash, the process to transfer the Acquired Assets to Buyer will commence (“Migration Process”).

(b) The parties agree to work together in good faith and provide their best efforts to transfer the Acquired Assets to Buyer, which process shall include (i) the provision from Seller to Buyer of all codes, passwords and logins necessary for operation of the Business, (ii) transfer to Buyer of the Contracts (or obtaining new, substantially similar versions of such Contracts with Buyer as a party), (iii) transfer of Seller’s accounts listed on Schedule 1.1(h), and (iv) transfer of Domain Name and Website to Buyer as the new registrant.

(c) The Migration Process will be deemed complete upon Buyer providing written confirmation to Seller that it has, in its reasonable discretion, sufficient control of all of the Acquired Assets and no Material Adverse Effect has occurred in connection with the Acquired Assets or the Business during such transfer.

(d) Upon completion of the Migration Process, the Escrow Agent shall promptly release the Net Closing Cash to Seller.

(e) Notwithstanding anything contained herein to the contrary, in the event the Migration Process is not completed within four (4) weeks from the commencement of the Closing, Buyer or Seller may execute a termination of this Agreement, all Acquired Assets will be returned to Seller’s control/custody, Escrow Agent will return all monies held by it to Buyer (or to the parties whom Buyer directs) and the Closing will deemed to have not occurred and the parties will have no further responsibilities to each other. In the event Seller disputes such termination, the Purchase Price shall remain in escrow until the Escrow Agent receives (i) joint written instructions from Buyer and Seller as to how to disburse all monies held by the Escrow Agent or (ii) a non-appealable order from a court of competent jurisdiction directing how all monies held by the Escrow Agent are to be disbursed, at which time the Escrow Agent shall act in accordance with such joint written instructions or order, as applicable.

4.3 Balance of Closing Cash. Upon completion of the Migration Process, the Escrow Agent shall first pay the Bank Debt, if any, directly, and second, promptly release the Net Closing Cash to Seller.

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4.4 Closing Deliverables. The Closing shall commence with the parties delivering the following items to the other (“Closing Deliverables”):

(i) Seller shall deliver to the Buyer:

(a) a Bill of Sale in form and substance satisfactory to Buyer and duly executed by Seller transferring the Acquired Assets to Buyer;

(b) an assignment and assumption agreement in form and substance satisfactory to Buyer and duly executed by Seller;

(c) an assignment of Business Intellectual Property in form and substance satisfactory to Buyer and duly executed by Seller;

(d) the Member Service Agreements of each respective Owner and Buyer (each member service agreement referred to as an “Member Service Agreement”), duly executed;

(e) assignments and consents of those employee and independent contractor contracts with those individuals set forth on Schedule 2.13 in form and substance satisfactory to the Buyer and duly executed by each such individual;

(f) an escrow agreement with Escrow Agent acting as escrow agent thereunder, acknowledging receipt of the Closing Cash;

(g) the Rollover Agreement duly executed;

(h) Payoffs for Republic First Bank UCC File Number 2017051700555 and Susquehanna Commercial Finance, Inc. 2014110704157 (“Payoffs”, and the amounts due, the “Bank Debt”);

(i) An investment representation letter in form and substance satisfactory to Buyer and duly executed by each Owner;

(j) a Members’ consent of Seller authorizing the transactions contemplated hereunder; and

(k) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(ii) Buyer and Holdings shall deliver to Seller:

(a) countersigned agreements set forth in subsection (i) above that Buyer is a party to;

(b) the Short Term Promissory Note, the Promissory Note and Guaranty Agreement;

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(c) the Holdings Preferred Shares;

(d) a Security Agreement granting Seller a security interest in the Acquired Assets;

(e) a Manager’s Consent from Buyer authorizing the transactions contemplated hereunder;

(f) a Holdings Directors resolutions authorizing the transactions contemplated hereunder;

(g) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

4.5 Assignment by Owners. Each Owner hereby assigns, as a matter of utmost precaution, in the event that an Acquired Asset is owned by an Owner instead of Seller, such Acquired Asset to the Buyer, subject to the condition precedent of payment of the Purchase Price to the Seller.

4.6 Rollover. Seller shall contribute the Rollover Assets to Buyer in accordance with the Rollover Agreement between Buyer and Seller dated the date hereof (“Rollover Agreement”) and Buyer will issue, in accordance with the Rollover Agreement, the Rollover Equity to Seller with an aggregate value equal to the Rollover Amount in exchange for the contribution by Seller to Buyer of the Rollover Assets (the “Rollover”).

V. COVENANTS AND AGREEMENTS

5.1 Further Assurances. After the Closing, each of the Parties agrees to take whatever further action is necessary and to execute whatever further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested by the other in order to fulfill the purposes and the intent of this Agreement.

5.2 Confidentiality. Owners and Seller will hold any information regarding this Agreement, the Buyer, and all confidential and/or proprietary information relating to the Business, Acquired Assets and the transactions contemplated hereby in strict confidence and will not divulge any such information to any third person (other than professional advisers), unless required by applicable law. Neither Seller nor an Owner may disclose any information regarding the amount, form, timing or structure of the consideration received or paid hereunder without the consent of the Buyer, other than to the parties’ professional advisors. Owners and Seller agree that all information in its possession about the Business and Acquired Assets shall constitute confidential information belonging to the Buyer and shall, from and after the Closing Date, be kept in strict confidence by Owners and Seller.

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5.3 Non-Compete; Non-Solicitation.

(a) For a period of one (1) year commencing on the Closing Date (the “Restricted Period”), Seller and Owners shall not: (i) directly or indirectly worldwide engage in, or assist others in engaging in the Restricted Business (as defined in the Member Services Agreement) (ii) have any interest in any third-party that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier, user or licensor of the Business, or any other party who has a material business or user relationship with the Business, to terminate or modify any such actual or prospective relationship. Seller and Owners acknowledge that the type and period of restriction imposed by this Section 5.3 are fair and reasonable and are reasonably required for the protection of the legitimate business interests of Buyer, and that the time, scope and geographic area are given as an integral part of the transactions contemplated hereunder. If any of the covenants in this Section 5.3, or any part hereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants herein. In the event that any covenant contained in this Section 5.3 shall be determined to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of it being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable.

(b) Notwithstanding anything to the contrary contained in this Agreement nor any other Closing Deliverable document executed herewith, the covenant contained in Section 5.3 of this Agreement shall not apply if: Buyer defaults under the (i) Short Term Promissory Note; (ii) Promissory Note; or (iii) Holdings defaults under the Guaranty Agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, the covenant contained in Section 5.3 of this Agreement shall not apply to an Owner if the Buyer terminates the Owner under such Owner’s Member Services Agreement without “Cause” as defined in the Member Services Agreement.

5.4 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other like taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the documents to be delivered hereunder shall be borne and paid by Seller when due. The Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees.

5.5 Collections.

(a) If, following the Closing, either Buyer or Seller (or any of their respective affiliates) identifies any asset that is related to the Business that was not previously transferred by Seller to Buyer, then, Seller shall execute, acknowledge and deliver all reasonable further documents in order to transfer to Buyer any such assets. Until such time that Seller or any current or future affiliate thereof transfers any such asset to Buyer in accordance with this Section 5.5, Seller, on behalf of itself and its current or future affiliates, hereby grants to Buyer and its affiliates (i) a non-exclusive, royalty-free, fully paid-up, worldwide, irrevocable, sub-licensable and transferable right and license (or sub-license and the case may be) to fully use, practice and otherwise exploit such asset and (ii) covenant not to sue with respect to Buyer’s use, practice and exploitation of any intellectual property rights associated with such asset, in each case under clause (i) and (ii), effective as of the Closing Date, and agrees to hold such asset in trust for the sole benefit of Buyer until such time that Seller or a current of future affiliate transfer such asset to Buyer in accordance with this Section 5.5.

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(b) From and after the Closing, if either party to this agreement receives any funds intended for or otherwise the property of any other party pursuant to the terms of this Agreement, the receiving party shall promptly (A) notify and (B) forward such funds or property to, such other party

5.6 Termination of Present Employees of Business. Commencing on the Closing Date, except for the Owners, Seller will terminate all employees and independent contractors of the Business who are actively at work on the Closing Date, and, at Buyer’s sole discretion, Buyer shall offer employment, on an “at will” basis, to any and all such employees and independent contractors. Owners shall each enter into a Member Services Agreement with Buyer as referenced in Section 4.4 (d) of this Agreement.

5.7 Works-in Process Reconciliation. After the Closing Date, (i) Seller agrees to promptly pay over to Buyer any Business revenue received by Seller related to work completed or to be completed on or after the Effective Date, and (ii) Buyer agrees to promptly pay over to Seller any Business revenue received by Buyer relating to work completed prior to the Effective Date. Any Business revenue that pertains to periods both before and after the Closing Date shall be pro-rated amongst Buyer and Seller as appropriate.

VI. SURVIVAL AND INDEMNIFICATION

6.1 Survival and Limitations. Subject to the limitations set forth in this Article VI, the representations and warranties of Seller and Owners contained in this Agreement shall survive the Closing Date for a period of two (2) years. Except for representations and warranties contained in Article II and III above, which will survive the Closing Date into the period set forth in the immediately preceding sentence, the post-closing covenants and agreements shall survive the Closing Date. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.2 Indemnification by Seller and Owners. From and after the Closing Date, Seller and Owners jointly and severally will indemnify, defend and hold harmless the Buyer, and its officers and members (each a “Buyer Indemnitee” and, for purposes of Article VI, an “Indemnitee”), from and against any claims, demands, suits, proceedings, judgments, losses, liabilities, damages, taxes, costs, and expenses of every kind and nature (including reasonable attorneys’ fees) (collectively, “Losses”) that a Buyer Indemnitee may suffer, sustain or become subject to based upon, arising out of, with respect to or by reason of:

(a) any violation, contravention or breach of any covenant, agreement or obligation of Seller or Owners pursuant to this Agreement;

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(b) any inaccuracy, breach, or misrepresentation in any representation or warranty of Seller or Owners contained in this Agreement;

(c) fraud or willful misrepresentation by Seller or Owners in connection with this Agreement and the transactions contemplated hereby;

(d) all Excluded Liabilities; and/or

(e) the conduct of the Business or ownership or use of the Acquired Assets prior to the Closing Date.

6.3 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify, defend and hold harmless the Seller, and its officers, members, employees and agents (each, a “Seller Indemnitee” and, for purposes of Article VI, an “Indemnitee”), from and against any Losses that Seller Indemnitee may suffer, sustain, or become subject to based upon, arising out of, with respect to or by reason of:

(a) any violation, contravention or breach of any covenant, agreement or obligation of the Buyer pursuant to this Agreement;

(b) any inaccuracy, breach, or misrepresentation in any representation or warranty of the Buyer contained in this Agreement;

(c) fraud or willful misrepresentation by Buyer in connection with this Agreement and the transactions contemplated hereby;

(d) all Assumed Liabilities; and/or

(e) the conduct of the Business or ownership or use of the Acquired Assets on or after the Closing Date.

6.4 Notice of Matters Involving Third Parties. Promptly after receipt by an Indemnitee of notice of the commencement of any claim by a third party against it, such Indemnitee will give prompt notice to the indemnifying party or parties (collectively, the “Indemnifying Party”) of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnitee, except to the extent that the Indemnifying Party demonstrates that the defense of such proceeding is materially prejudiced by the Indemnitee’s failure to give such notice.

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6.5 Defense of Matters Involving Third Parties. If any such claim is brought against an Indemnitee, the Indemnifying Party will be entitled to participate in such third-party claim and, to the extent that it desires, to assume the defense of such third-party claim with counsel satisfactory to the Indemnitee unless (i) the Indemnifying Party is also a party to such third-party claim and the Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such third-party claim and provide indemnification with respect to such third-party claim. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense of such third-party claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnitee for any fees of other counsel or any other expenses with respect to the defense of such third-party claim that are subsequently incurred by the Indemnitee in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a third-party claim: (i) it will be deemed for purposes of this Agreement that the claims made in that third-party claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without Indemnitee’s consent unless (A) there is no finding or admission of any violation of laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (C) the Indemnitee is fully released from such claim; and (iii) the Indemnitee will have no liability with respect to any compromise or settlement of such claims effected without its consent, not to be unreasonably withheld or delayed.

6.6 Direct Claims. Any claim by an Indemnitee for Losses which do not result from third party claims shall be asserted by the Indemnitee giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnitee. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

6.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes to the fullest extent permitted by law.

VII. GENERAL PROVISIONS

7.1 Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered if hand delivered or if mailed, by certified mail, postage prepaid, addressed to the appropriate party at the addresses set forth at the beginning of this Agreement. Any party may, from time to time, designate by written notice pursuant to this Section 7.1 any other address or party to which such notice or communication or copies thereof shall be sent.

7.2 Expenses. The Buyer, Seller and Owners shall each bear their own expenses incurred in connection with this transaction.

7.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, legal representatives, heirs and assigns. Provided, that any assignment of by Buyer or Holdings of any of their respective obligations contemplated under this Agreement shall require the consent of Seller and Owners.

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7.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto, and supersedes any prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade but only by an agreement in writing duly executed by the parties hereto. This Agreement may be executed simultaneously or in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

7.5 Legal Fees.   In the event that any party institutes any legal suit, action, claim or proceeding, including arbitration, against the other party arising out of or relating to this Agreement, the prevailing party in the suit, action, claim or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

7.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance is held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

7.7 Counterparts; Electronic Signature. This Agreement may be signed in two or more counterparts each of which shall be considered an original. This Agreement may be signed electronically.

7.8 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The parties submit to the exclusive jurisdiction of the courts of Delaware and of the United States of America located in such state for any legal proceeding arising out of or relating to this Agreement.

7.9 Consent of Seller and Owners. Whenever the consent of Seller or Owners is required under this Agreement, their consent shall not be unreasonably withheld.

[Signature Page Follows]

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(Execution Version)

The Parties have executed this Agreement as of the date first set forth above.

SELLER:

EASTERN STANDARD, LLC, a Pennsylvania limited liability company

By	/s/ James Keller
Name: James Keller
Title: President
Email Address: jimk@easternstandard.com

OWNERS:

/s/ Mark Gisi
Name: Mark Gisi
Email Address:markg@easternstandard.com

/s/ James Keller
Name: James Keller
Email Address:jimk@easternstandard.com

/s/ Vincent Giordano
Name: Vincent Giordano
Email Address:vinceg@easternstandard.com

BUYER:

EASTERN STANDARD LLC, a Delaware limited liability company by its Manager, ONFOLIO HOLDINGS, INC., a Delaware corporation

By	/s/ Dominic Wells
Name: Dominic Wells
Title: CEO
Email Address: dom@onfolio.com

ONFOLIO HOLDINGS, INC., a Delaware corporation

By	/s/ Dominic Wells
Name: Dominic Wells
Title: CEO

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Index to Schedules

Schedule Number:	Description:

Schedule 1.1(d)	Stylized Marks
Schedule 1.1(e)	Works-in-Progress
Schedule 1.1(f)	WIP Cash
Schedule 1.1(h)	Accounts
Schedule 1.2	Excluded Assets
Schedule 1.5	Third Party Consents
Schedule 2.6	Intellectual Property
Schedule 2.8(a)	Assumed Contracts
Schedule 2.8(b)	Non-Assumed Contracts
Schedule 2.9	Litigation
Schedule 2.13	Benefit Plans
Schedule 2.16	Relationships with Customers
Schedule 3.4	Certificate of Designation of Series A Preferred Stock of Holdings
Schedule 4.4(d)	Member Service Agreement of each owner

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